Exhibit 4.1

DESCRIPTION OF SECURITIES

Under the Articles of Incorporation, as amended (the “Articles”), of Raphael Pharmaceutical Inc. (the “Company”), the Company is authorized to issue up to twenty-one million twenty thousand five hundred sixty (21,020,560) shares of Class A common stock, par value $0.01 per share (the “Common Stock”).

The following is a summary of some of the terms of the Company’s Common Stock, which is the Company’s only class of securities registered under Section 12 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). The Common Stock is not listed for quotation on any exchange or market system and there is no established public trading market for the Common Stock. The Company intends to apply to list the Common Stock on OTCQB under the symbol “RAPH.” This summary is not complete, and is subject to and qualified by the provisions of the Company’s Articles and the Company’s Bylaws, as amended (the “Bylaws”). The terms of the Common Stock are also subject to and qualified by the applicable provisions of the Nevada Revised Statutes.

Common Stock

The holders of outstanding shares of Common Stock are entitled to receive dividends out of assets or funds legally available for the payment of dividends of such times and in such amounts as the board from time to time may determine. Holders of Common Stock are entitled to one vote for each share held on all matters submitted to a vote of stockholders. There is no cumulative voting of the election of directors then standing for election. The Common Stock are not entitled to pre-emptive rights and are not subject to conversion or redemption. Upon liquidation, dissolution or winding up of the Company, the assets legally available for distribution to stockholders are distributable ratably among the holders of the Common Stock after payment of liquidation preferences, if any, on any outstanding payment of other claims of creditors. Each outstanding share of Common Stock is duly and validly issued, fully paid and non-assessable.

Special Meeting of Stockholders

Our Bylaws provide that special meetings of our stockholders may be called only by a majority vote of our Board of Directors, or by our President, or by the holders of a majority of the outstanding shares of capital stock of the Company, the holders of which are entitled to vote on matters that are to be voted on at such meeting.

Rule 144

Pursuant to Rule 144 under the Securities Act of 1933, as amended (“Rule 144”), a person who has beneficially owned restricted shares of our Common Stock for at least six months would be entitled to sell their securities provided that (i) such person is not deemed to have been one of our affiliates at the time of, or at any time during the three months preceding, a sale and (ii) we are subject to the Exchange Act periodic reporting requirements for at least three months before the sale and have filed all required reports under Section 13 or 15(d) of the Exchange Act during the 12 months (or such shorter period as we were required to file reports) preceding the sale.

Persons who have beneficially owned restricted shares of our Common Stock for at least six months but who are our affiliates at the time of, or at any time during the three months preceding, a sale, would be subject to additional restrictions, by which such person would be entitled to sell within any three-month period only a number of securities that does not exceed the greater of:

●	1% of the total number of shares of Common Stock then outstanding; or

●	the average weekly reported trading volume of the Common Stock during the four calendar weeks preceding the filing of a notice on Form 144 with respect to the sale.

Sales by our affiliates under Rule 144 are also limited by manner of sale provisions and notice requirements and to the availability of current public information about us.

Restrictions on the Use of Rule 144 by Shell Companies or Former Shell Companies

Rule 144 is not available for the resale of securities initially issued by shell companies (other than business combination related shell companies) or issuers that have been at any time previously a shell company. However, Rule 144 also includes an important exception to this prohibition if the following conditions are met:

●	the issuer of the securities that was formerly a shell company has ceased to be a shell company;

●	the issuer of the securities is subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act;

●	the issuer of the securities has filed all Exchange Act reports and material required to be filed, as applicable, during the preceding 12 months (or such shorter period that the issuer was required to file such reports and materials), other than Form 8-K reports; and

●	at least one year has elapsed from the time that the issuer filed current Form 10 type information with the SEC reflecting its status as an entity that is not a shell company.

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